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Exhibit 10.8

SEALED AIR CORPORATION
DEFERRED COMPENSATION PLAN FOR DIRECTORS
Amended and Restated as of January 1, 2007

        1.    PURPOSE.    The Sealed Air Corporation Deferred Compensation Plan for Directors (the "Plan") is designed to provide a method of deferring payment to directors of Sealed Air Corporation, a Delaware corporation (the "Corporation"), of their annual retainers, as fixed from time to time by the Board of Directors, including any portion thereof otherwise payable in accordance with the Restricted Stock Plan for Non-Employee Directors of Sealed Air Corporation or any successor plan thereto (the "Directors Stock Plan"), until termination of their services on the Board. It is the intent of the Corporation that amounts deferred under the Plan by a director shall not be taxable to the director for income tax purposes until the time they are actually received by the director. The provisions of the Plan shall be construed and interpreted to effectuate such intent.

        The Corporation is amending and restating the Plan effective January 1, 2007 as set forth herein to (i) provide for the Plan's compliance with the requirements of Section 409A of the Internal Revenue Code (the "Code") and (ii) otherwise meet current needs.

        2.    PLAN PERIOD.    Each Plan Period shall commence upon the election of Directors at an Annual Meeting of Stockholders and terminate upon the election of Directors at the next occurring Annual Meeting of Stockholders.

        3.    ADMINISTRATION.    The Plan shall be administered by a committee consisting of the Chief Executive Officer of the Corporation and two other officers of the Corporation selected by him (such committee referred to herein as the "Plan Administrator"). The Plan Administrator shall have the power to interpret the Plan and, subject to its provisions, to make all determinations necessary or desirable for the Plan's administration.

        4.    PARTICIPATION.

          (a)   Eligibility.    An individual who is a "Non-Employee Director" as defined under the Directors Stock Plan shall be eligible to make a deferral election under the Plan.

          (b)   Elections to Defer.    A Non-Employee Director may become a Participant in the Plan by irrevocably electing to defer all of the portion of the annual retainer payable to the Non-Employee Director in shares of Common Stock for the Plan Period commencing during the calendar year. If a Participant elects such deferral and will also receive a portion of his or her annual retainer in cash, then the Participant may also elect to defer all of the portion of the annual retainer payable to the Non-Employee Director in cash for such Plan Period. In order to be effective, a Non-Employee Director's election to defer must be in writing on a form provided by the Plan Administrator that is executed and returned to the Plan Administrator on or before the date specified by the Plan Administrator for such purpose. Such election must be made prior to the beginning of the calendar year in which the Plan Period to which the election relates commences, provided that a newly elected Non-Employee Director who first becomes eligible to participate in the Plan after the start of the calendar year in which the Plan Period commences may make a deferral election within thirty (30) days after first becoming eligible to participate in the Plan. If a person ceases to be a Non-Employee Director as defined under the Directors Stock Plan but continues to serve as a Director, the person shall no longer be eligible to make deferral elections under the Plan but will continue to be a Participant in the Plan with respect to amounts previously deferred under the Plan while serving as a Non-Employee Director.

        5.    ESTABLISHMENT OF ACCOUNTS.

          (a)   Accounts.    The Corporation shall establish and maintain on its books for each Participant a Stock Account and a Cash Account (collectively, the Participant's Accounts).

            (i)    Stock Accounts.    For a Non-Employee Director who becomes a Participant by electing to defer the portion of his or her annual retainer payable in shares of the Corporation's Common Stock, a number of Stock Units equal to the number of shares that would have otherwise been paid to the Participant under the Directors Stock Plan shall be credited to his or her Stock Account on or about the date on which the Participant would have become entitled to receive such shares if payment had not been deferred. Such deferral shall be subject to any applicable terms and conditions of the Directors Stock Plan (such as any requirement for the payment of consideration for the shares, if applicable).

            (ii)   Cash Accounts.    If the Participant also elects to have payment deferred of the portion of his or her annual retainer payable in cash, such amounts shall be credited to his or her Cash Account on or about the date or dates on which the cash payments would otherwise have been paid to the Participant if he or she had not elected to defer such payments. The Cash Account may also be credited from time to time with interest adjustments and adjustments for cash dividends as provided below.

          (b)   Account Adjustments Related to Stock Account.    If cash dividends should be paid on the Corporation's Common Stock while any Participant has a Stock Account, the cash dividends based on the number of Stock Units held in such Stock Account shall be credited to that Participant's Cash Account on the applicable dividend payment date. In addition, each Stock Account shall be appropriately adjusted in the event of a stock dividend, split-up, combination of shares, reclassification, recapitalization, merger, consolidation, reorganization or liquidation to the same extent such adjustment is made under the Directors Stock Plan.

          (c)   Account Adjustments Related to Cash Account.    As of the last day of each calendar quarter, each Cash Account shall be credited with earnings at the Prime Rate (as defined below) applicable to such quarter less 50 basis points. Such earnings credit shall be computed on the average daily balance in the Cash Account during such calendar quarter, excluding any assets that have been distributed from such Account during such quarter. "Prime Rate" means the "prime rate" as reported in The Wall Street Journal as the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks. The Prime Rate applicable to a quarter shall be the Prime Rate reported on the first day of such quarter or, if no Prime Rate is reported on such date, on the most recent prior day on which a Prime Rate is reported.

        6.    PAYMENT.

          (a)   Payment Options.    At the time a Participant first makes an election to defer an annual retainer under the Plan, the Participant shall be given the opportunity to elect one of the following payment options: (i) a single payment or (ii) five annual installments. The election shall be made in writing on a form provided by the Plan Administrator and must be returned to the Plan Administrator before the date specified by the Plan Administrator. Such election shall be effective with respect to all payments of annual retainers deferred under the Plan by a Participant. If a Participant fails to duly elect a payment option, the method of payment shall be a single payment. After the initial deferral election, a Participant may not elect a new payment option.

          (b)   Special Payment Elections.    Each Participant who is in active service on any date during 2007 shall be given the opportunity during 2007 to make a payment election applicable to all payments of annual retainers deferred by the Participant under the Plan. The Participant shall be given the opportunity to elect one of the following payment options: (i) a single payment or (ii) five annual installments. In the event a Participant covered by this Section 6(b) fails to make a special payment election, the payment option shall be (x) the payment option most recently elected by the Participant under the Plan according to the records of the Plan, even if that prior payment election had not yet become effective, or (y) in the absence of any such prior payment election, a single payment. Following the special payment election, a Participant may not elect a new payment option.

          (c)   Single Payment.    If a Participant to whom the single payment method applies terminates service as a member of the Board of Directors of the Corporation, such Participant's Accounts shall continue to be credited with adjustments under Sections 5(b) and 5(c) above through December 31 of the calendar year in which such termination occurs. The final Cash Account balance as of such December 31 shall be paid in a single cash payment to the Participant (or to the Participant's designated beneficiary if the Participant dies prior to distribution of his or her Account) between January 1 and January 31 of the following calendar year. The number of shares of Common Stock equal to the number of Stock Units in the Stock Account as of such December 31 shall be issued to the Participant (or to the Participant's designated beneficiary, if appropriate) between January 1 and January 31 of the following year.

          (d)   Annual Installments.    If a participant to whom the annual installments method applies terminates service as a member of the Board of Directors of the Corporation, the amount of such annual installments shall be calculated and paid as provided in this Section 6(d). The Participant's Accounts shall continue to be credited with adjustments under Sections 5(b) and 5(c) until the Accounts are fully paid out. The first installment shall be paid between January 1 and January 31 of the calendar year immediately following the calendar year in which such termination occurred, and each subsequent installment shall be paid between January 1 and January 31 of each subsequent calendar year. Each payment from each Account shall be equal to (i) the balance in such Account as of December 31 of the calendar year immediately preceding the calendar year of payment, multiplied by (ii) a fraction, the numerator of which is one and denominator is the number of installments remaining, including the current year's payment, provided, however, that no fractional shares of Common Stock shall be issued, but instead the number of shares to be issued as part of each payment shall be rounded to the nearest whole number of shares. In the event of the Participant's death before all installments have been paid, any remaining annual installments shall be paid to the Participant's designated beneficiary.

          (e)   Payments from Stock Accounts.    Shares of Common Stock to be delivered in payment of all or part of a Stock Account shall come from the Directors Stock Plan. Notwithstanding any other provisions of this Plan, the issuance by the Corporation of any shares of Common Stock in payment of all or part of a Stock Account shall be subject to all applicable laws, rules and regulations and to such approvals by governmental agencies as may be required. Shares of Common Stock so issued may not be sold, transferred or otherwise disposed of except in compliance with such rules, and the Corporation may require that any certificate evidencing shares so issued bear a restrictive legend and be subject to stop-transfer orders or other actions intended to effect compliance with the Securities Act of 1933, as amended, or any other applicable regulatory measures. If, in the Plan Administrator's sole and exclusive discretion, issuance of shares of Common Stock in payment of all or part of a Stock Account is not practicable, whether due to compliance with such laws, rules or regulations or otherwise, then the Plan Administrator (subject to any required Board or other approval for purposes of Section 16 under the Securities Exchange Act of 1934, as amended) can cause the Corporation to pay cash to the Participant or beneficiary to whom the shares would otherwise be issued in an amount equal to the number of Stock Units to be distributed times the price per Stock Unit equal to the closing price of a share of Common Stock on December 31 of the calendar year immediately preceding the calendar year of payment as reported on the consolidated transaction reporting system for New York Stock Exchange listed issues on that date or, if no sales occurred on that date, on the most recent prior day on which a sale occurred.

          (f)    Other Payment Provisions.    Subject to the provisions of Section 6(g) and 7 below, a Participant shall not be paid any portion of the Participant's Accounts prior to the Participant's termination of service as a member of the Board of Directors of the Corporation. Any payment hereunder shall be subject to applicable withholding taxes. If any amount becomes payable under the provisions of the Plan to a Participant, beneficiary or other person who is a minor or an incompetent, whether or not declared incompetent by a court, such amount may be paid directly to the minor or incompetent person or to such person's legal representative (or attorney-in-fact in the case of an incompetent) as the Plan Administrator, in its sole discretion, may decide, and the Plan Administrator shall not be liable to any person for any such decision or any payment pursuant thereto. Participants shall designate a beneficiary under the Plan on a form furnished by the Plan Administrator, and if a Participant does not have a beneficiary designation in effect, the designated beneficiary shall be the Participant's estate.

          (g)   Withdrawals on Account of Unforeseeable Emergency.    Notwithstanding any other provision of the Plan, if the Plan Administrator shall determine in its sole discretion that the time of payment of a Participant's Accounts should be advanced because of "unforeseeable emergency," then the Plan Administrator may advance the time or times of payment (whether before or after the Participant's termination of services as a member of the Board of Directors of the Corporation). A Participant requesting a payment under this Section 6(g) shall have the burden of proof of establishing, to the Plan Administrator's satisfaction, the existence of such "unforeseeable emergency," and the amount of the payment needed to satisfy the same. In that regard, the participant shall provide the Plan Administrator with such financial data and information as the Plan Administrator may request. If the Plan Administrator determines that a payment shall be made to a Participant under this Section 6(g), such payment shall be made within a reasonable time after the Plan Administrator's determination of the existence of such "unforeseeable emergency" and the amount of payment so needed. Withdrawals of amounts because of an "unforeseeable emergency" shall not exceed an amount reasonably needed to satisfy the emergency need. As used herein, the term "unforeseeable emergency" means a severe financial hardship to a participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant (as defined in Code Section 152), loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that shall constitute an "unforeseeable emergency" shall depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. Examples that are not considered to be "unforeseeable emergencies" include the need to send a Participant's child to college or the desire to purchase a home. Amounts withdrawn under this Section 6(g) shall come first from the Participant's Cash Account, and second, to the extent necessary, from the Participant's Stock Account. Amounts to be withdrawn from the Stock Account under this Section 6(g) shall be payable in cash (subject to any required Board or other approval for purposes of Section 16 under the Securities Exchange Act of 1934, as amended) based on the closing price of the Common Stock as of the determination date for the withdrawal.

          (g)   Statements of Accounts.    Each Participant shall receive an annual statement of the balance in the participant's Accounts.

        7.    TERMINATION AND AMENDMENT.    The Board may terminate the Plan at any time so that no further amounts shall be credited to Accounts or may, from time to time, amend the Plan, without the consent of Participants or beneficiaries; provided, however, that no such amendment or termination shall reduce the amount actually credited to a Participant's Accounts under the Plan on the date of such amendment or termination or further defer the due dates for the payment of such amounts without the consent of the affected Participant or beneficiary. To the extent permitted by Code Section 409A, in connection with any termination of the Plan the Board shall have the authority to cause the Accounts of all Participants (and beneficiary of any deceased Participants) to be paid in a single sum payment as of a date determined by the Board or to otherwise accelerate the payment of all Accounts in such manner as the Board shall determine in its discretion. In that case, the Board may determine to pay Stock Accounts either in shares of Common Stock or in cash based on the closing price of the Common Stock as of the Plan termination date (or any later determination date or dates established by the Board for such purpose).

        8.    APPLICABLE LAW.    The Plan shall be construed, administered, regulated and governed in all respects under and by the laws of the United States to the extent applicable, and to the extent such laws are not applicable, by the laws of the state of Delaware.

        9.    COMPLIANCE WITH CODE SECTION 409A.    The Plan is intended to comply with Code Section 409A. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered consistent with this intent.

        10.    PAYMENTS FOR PARTICIPANTS WHO TERMINATED EMPLOYMENT PRIOR TO 2007.    Payments to any Participant who terminated services prior to 2007 shall be made in accordance with the provisions of the Plan as in effect prior to 2007.

        11.    MISCELLANEOUS.    A Participant's rights and interests under the Plan may not be assigned or transferred by the Participant. The Plan shall be an unsecured, unfunded arrangement. To the extent the Participant acquires a right to receive payments from the Corporation under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Corporation. The Corporation shall not be required to segregate any amounts credited to any Account, which shall be established merely as an accounting convenience. No shares will be issued in respect of any Stock Account until distribution of such account and no Participant shall have any rights as a stockholder of the Corporation with respect to any Stock Units credited to the Participant's Stock Account unless and until those Stock Units are paid to the Participant by the issuance of shares of Common Stock as provided herein. Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship between the Corporation and any Participant. The Plan shall be binding on the Corporation and any successor in interest of the Corporation.

        IN WITNESS WHEREOF, this instrument has been executed by an authorized officer of the Corporation as of the 15th day of November, 2007.

SEALED AIR CORPORATION
By:	/s/ WILLIAM V. HICKEY William V. Hickey President and Chief Executive Officer

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  Exhibit 10.8
SEALED AIR CORPORATION DEFERRED COMPENSATION PLAN FOR DIRECTORS Amended and Restated as of January 1, 2007